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                                                                     EXHIBIT 23

                  KEY EMPLOYEE EMPLOYMENT PROTECTION AGREEMENT


                  THIS AGREEMENT between ALLIED Life Financial Corporation, an Iowa corporation (the "Company"), and Wendell P. Crosser (the "Employee"), dated as of this 2nd day of June, 1998.


                              W I T N E S S E T H:


                  WHEREAS, the Employee holds a position of significant importance with the Company;

                  WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of shareholders;

                  WHEREAS, the Company understands that any such situation will present significant concerns for the Employee with respect to his financial and job security;

                  WHEREAS, the Company desires to assure itself of the Employee's services during the period in which it is confronting such a situation, and to provide the Employee certain financial assurances to enable the Employee to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

                  WHEREAS, to achieve these objectives, the Company and the Employee desire to enter into an agreement providing the Company and the Employee with certain rights and obligations upon the occurrence of a Change of Control (as defined in Section 2);

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Employee as follows:

                  1. Operation of Agreement. (a) Effective Date. The effective date of this Agreement shall be the date on which a Change of Control occurs (the "Change of Control Date"), provided that, except as provided in Section 1(b), if the Employee is not employed by the Company on the Change of Control Date, this Agreement shall be void and without effect.


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                           (b)      Termination of Employment Following a
Potential Change of Control. Notwithstanding Section l(a), if (i) the Employee's employment is terminated by the Company without Cause (as defined in Section 2) after the occurrence of a Potential Change of Control and prior to the occurrence of a Change of Control and (ii) a Change of Control occurs within one year of such termination, the Employee shall be deemed, solely for purposes of determining his rights under this Agreement, to have remained employed until the date such Change of Control occurs and to have been terminated by the Company without Cause immediately after this Agreement becomes effective.

                           (c)      Termination of Employment following Death or
Disability. This Agreement shall terminate automatically upon the Employee's death or termination due to Disability (as defined in Section 2).

                  2. Definitions. (a) Change of Control. For the purposes of this Agreement, a "Change of Control" shall mean the happening of any of the following:

                                   (i) Any person or entity, including a "group"
         as defined in Section 13(d)(3)of the Securities Exchange Act of 1934, as amended (the "Act"), other than the Company, a subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the direct or indirect beneficial owner of the Company's securities having 20 percent or more of the combined voting power of the then outstanding securities of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

                                   (ii) As the result of, or in connection with,
         any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than 80% of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transactions; or

                                   (iii) During any period of two consecutive
         years, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to

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         constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was (a) approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period or was made pursuant to the Stock Rights Agreement between the Company and ALLIED Mutual.

                           (b)      Potential Change of Control.  For the
purposes of this Agreement, a "Potential Change of Control" shall mean the happening of any of the following:

                                    (i) any person commences a tender offer,
         which if consummated would result in such person being the beneficial owner of at least 20% of the Company's voting securities;

                                    (ii) proxies for the election of directors
         of the Company are solicited by anyone other than the Company; or

                                    (iii) the execution by the Company of an
         agreement, the consummation of which would result in a Change of Control of the Company;

                                    (iv) the acquisition of beneficial
         ownership, directly or indirectly, by any entity, person or group (other than the Company, a wholly-owned subsidiary thereof or any employee benefit plan of the Company or its subsidiaries (including any trustee of such plan acting as such trustee)) of securities of the Company representing 10 percent or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of Directors of a resolution to the effort that a Potential Change of Control of the Company has occurred for purposes of this Agreement; or

                                    (v) any person files an application with the
         Commissioner of Insurance for the State of Iowa pursuant to Iowa Code ss. 521A.3 with respect to the Company or ALLIED Life Insurance Company or any direct or indirect controlling shareholder of the Company.

                           (c)      Cause.  For the purposes of this Agreement,
"Cause" means (i) the Employee's conviction or plea of nolo contendere to a felony; (ii) an act or acts of dishonesty or gross misconduct on the Employee's part which result or are intended to result in material damage to the Company's business

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or reputation; or (iii) repeated material violations by the Employee of his position, authority, duties, obligations or responsibilities as in effect at the Change of Control Date, which violations are demonstrably willful and deliberate on the Employee's part and which result in material damage to the Company's business or reputation.

                           (d)      Good Reason. "Good Reason" means the
occurrence of any of the following, without the express written consent of the Employee, after the occurrence of a Potential Change of Control or a Change of
Control:

                                    (i) (A) the assignment to the Employee of
         any duties inconsistent in any material adverse respect with the Employee's position, authority or responsibilities as in effect at the Change of Control Date, or (B) any other material adverse change in Employee's authority or responsibilities;

                                    (ii) any failure by the Company, other than
         an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Employee, to provide the Employee with (A) an annual base salary, as it may be increased from time to time (the "Base Salary"), which is at least equal to the Base Salary paid to the Employee immediately prior to the Change of Control Date, or (B) incentive compensation opportunities at a level which is at least equal to the level of incentive compensation opportunities made available to the Employee immediately prior to the Change of Control Date;

                                    (iii) the failure by the Company to permit
         the Employee (and, to the extent applicable, his dependents) to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Employee's participation in such plans immediately prior to the Change of Control Date (or, if more favorable to the Employee, at the level made available to the Employee or other similarly situated officers at any time thereafter);

                                    (iv) the Company's requiring the Employee to
         be based at any office or location more than 25 miles from that location at which he performed his services for the Company immediately prior to the Change of Control, except for travel reasonably required in the performance of the Employee's responsibilities; or


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                                    (v) any failure by the Company to obtain the
         assumption and agreement to perform this Agreement by a successor as contemplated by Section 5.

In no event shall the mere occurrence of a Change of Control, absent any further impact on the Employee, be deemed to constitute Good Reason.

                           (e)      Disability.  For purposes of this Agreement,
"Disability" shall mean the Employee's inability to perform the duties of his position, as determined in accordance with the policies and procedures applicable with respect to the Company's long-term disability plan, as in effect immediately prior to the Change of Control Date.

                           (f)      Notice of Termination.  Any termination by
the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 6(d). For purposes of this Agreement, a "Notice of Termination" means: a written notice given, in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 90 days of the later to occur of (x) the Change of Control Date or (y) the Employees having actual knowledge of the events giving rise to such termination, and which (I) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 30 days after the giving of such notice). The failure by the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of The Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

                           (g)    Date of Termination. For the purpose of this
Agreement, the term "Date of Termination" means (I) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Employee's employment terminates.

                  3. Employment Protection Benefits. (a) Basic Benefits. If on or before the second anniversary of the Change

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of Control Date (x) the Company terminates the Employee's employment for any reason other than for Cause or Disability or (y) the Employee voluntarily terminates his employment for Good Reason, then the Company shall pay the Employee the following amounts:

                                   (i) the Employee's Base Salary earned through
         the Date of Termination (the "Earned Salary");

                                   (ii) a cash amount (the "Severance Amount")
         equal to the product of two and the sum of

                           (A)      the Employee's annual Base Salary; and

                           (B) the higher of the annual bonuses payable to the Employee in respect of either of the two fiscal years ended immediately preceding the fiscal year in which the Change of Control occurs; and

                                   (iii) any vested amounts or benefits owing to
         the Employee under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Employee (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations").

The Earned Salary and Severance Amount shall be paid in a single lump sum as soon as practicable, but in no event more than ten business days (or at such earlier date required by law) following the Employee's Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

                           In addition to the other benefits provided in this
Section, on the Change of Control Date, the Employee shall, subject to the provisions of Section 3(e)(iii), become fully vested in any and all outstanding stock options granted to Employee for shares of common stock of the Company or to the extent that such options are not vested, shall receive a lump-sum cash payment equal to the spread of all non-vested, forfeited options as of the date such options are forfeited.

                           (b)      Continuation of Benefits.  If the Employee
receives the Severance Amount described in this Section 3, the Employee (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (x) the first anniversary of his Date of Termination (the "End Date")

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or (y) the date the Employee becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company's employee and Employee welfare and fringe benefit plans (the "Benefit Plans") as were generally provided to the Employee in accordance with the Company's policies and practices immediately prior to the Change of Control Date. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Employee's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Employee continued to be employed by the Company through the End Date.

                           (c)      Indemnification.  The Company shall
indemnify the Employee and hold the Employee harmless from and against any claim, loss or cause of action arising from or out of the Employee's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Employee serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to the Employee hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Change of Control Date.

                           (d)      Discharge of the Company's Obligations.
Except as expressly provided in Section 4, the Severance Amount and the other amounts payable and benefits provided in respect of the Employee pursuant to this Section 3 following termination of his employment shall be in full and complete satisfaction of the Employee's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Employee's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Employee in connection with this Agreement or otherwise in connection with the Employee's employment with the Company and its subsidiaries. Without limiting the generality of the foregoing, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others whether by reason of the subsequent employment of the Employee or otherwise. Nothing in this Section 3(d),

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however, shall in any way limit the Company's obligations to the Employee pursuant to Section 3(c) hereof.

                           (e)      Limit on Payments by the Company.

                                    (i) Application of Section 3(e).  In the
event that any amount or benefit paid or distributed to the Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Employee by the Company or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject the Employee to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 3(e) shall apply to determine the amounts payable to Employee pursuant to this Agreement.

                                    (ii) Calculation of Benefits.  Immediately
following delivery of any Notice of Termination, the Company shall notify the Employee of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination that could be paid without the Employee being subject to the Excise Tax.

                                    (iii) Imposition of Payment Cap.  If (x) the
aggregate value of all compensation payments or benefits to be paid or provided to the Employee under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Employee without the Employee incurring an Excise Tax and (y) the Employee would receive a greater net after-tax amount (taking into account all applicable taxes payable by the Employee, including any Excise Tax) by applying the limitation contained in this Section 3(e)(iii), then the amounts payable to the Employee under this Section 3 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Employee becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event the Employee receives reduced payments and benefits hereunder, Employee shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he or she will receive in connection with the application of the Payment Cap. In addition, the Employee may elect, by written notice to the Company delivered not later than the Change of Control Date, that, in lieu of limiting the benefits payable hereunder (or, if required to avoid an Excise Tax without regard to the payments made hereunder), the

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"Requisite Portion" (as defined below) of the stock options held by the Employee which are not then exercisable shall not become exercisable by reason of the Change of Control, but rather shall become exercisable in accordance with their original terms. The Requisite Portion shall mean the portion of all such stock options pertaining to the least number of shares necessary to avoid the imposition of an Excise Tax (taking into account the potential payment of severance benefits hereunder); it being understood that the portion of the options which would become exercisable at the last date after the Change of Control shall be first taken into account to satisfy this requirement, with such other portions of other options, in reverse order of exercise date, applied thereunder until a sufficient number of options have not been accelerated to avoid the imposition of an Excise Tax.

                                    (iv)    Application of Section 280G.  For
purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                  (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                  (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of
                           Section 280G of the Code.

                                    (v)   Applicable Tax Rates.  For purposes of
determining whether the Employee would receive a greater net after-tax benefit were the amounts payable under this Agreement

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reduced in accordance with Section 3(e)(iii), the Employee shall be deemed to pay:

                  (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

                  (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year, provided, however, that the Employee may request that such determination be made based on his individual tax circumstances, which shall govern such determination so long as the Employee provides to the Accountants such information and documents as the Accountants shall reasonably request to determine such individual circumstances.

                                    (vi)    Adjustments in Respect of the
Payment Cap. If the Employee receives reduced payments and benefits under this
Section 3(e) (or this Section 3(e) is determined not to be applicable to the Employee because the Accountants conclude that Employee is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the Employee and the Company in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Employee or for his benefit are in an amount that would result in the Employee being subject to an Excise Tax and the Employee would still be subject to the Payment Cap under the provisions of
Section 3(e)(iii), then the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to the Employee made on the date of receipt of such excess payments, which the Employee shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Employee. If this
Section 3(e) is not applied to reduce The Employee's entitlements under this
Section 3 because the Accountants determine that the Employee would not receive a greater net after-tax benefit by applying this Section 3(e) and it is established pursuant to a Final Determination that, notwithstanding the good faith of the Employee and the Company in applying the terms of this Agreement,

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the Employee would have received a greater net after-tax benefit by subjecting his payments and benefits hereunder to the Payment Cap, then the aggregate "parachute payments" paid to the Employee or for his benefit in excess of the Payment Cap shall be deemed for all purposes a loan to the Employee made on the date of receipt of such excess payments, which the Employee shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Employee. If the Employee receives reduced payments and benefits by reason of this Section 3(e) and it is established pursuant to a Final Determination that the Employee could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter pay the Employee the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

                  4. Legal Fees and Expenses. If the Employee asserts any claim in any contest (whether initiated by the Employee or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Employee's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses, provided that the Employee shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the arbitrator shall find that the Employee did not have a good faith basis to assert or defend the claim in question.

                  5. Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. This Agreement is personal to the Employee and is not assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

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                  6. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors or managers.

                  7. Company's Option to Fix Expiration Date. The Company shall have the right prior to the Change of Control Date, in its sole discretion, pursuant to unanimous action by the Board, to determine an expiration date for this Agreement, which expiration date shall not become effective until the date fixed by the Board for such expiration date, which date shall be at least 180 days after notice thereof is given by the Company to the Employee in accordance with Section 6(d); provided, however, that no such action shall be taken by the Board prior to January 1, 1999 or following a Potential Change of Control until, in the opinion of the Board, any such proposal or offer has been abandoned or terminated; and provided further, that in no event shall the Board fix an expiration date pursuant to this Section on and after the Change of Control Date.

                  8. No Waiver. The Employee's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

                  9. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, applied without reference to principles of conflict of laws.

                           (b)      Arbitration.  Any dispute or controversy
arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Des Moines, Iowa, and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by

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each of the parties and the third appointed by the other two arbitrators.

                           (c)     Entire Agreement.  Upon the Change of Control
Date, this Agreement shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein. Notwithstanding anything else to the contrary, this Agreement is not intended to replace or supersede any other written agreement with the Employee, but rather is intended solely to provide the Employee with additional rights and obligations upon a Change of Control which may supplement rather than replace any rights or obligations the Employee may have pursuant to any written agreement with the Company which is in effect on such Change of Control Date. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. In the event any provision of this Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected. The Employee acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

                           (d)      Notices.  All notices and other
communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:                    at the home address of the Employee noted
                                       on the records of the Company

If to the Company:                     ALLIED Life Financial Corporation
                                       701 5th Avenue
                                       Des Moines, Iowa 50391-2000
                                       Attn.: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.






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                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has hereunto set his hand as of the day and year first above written.

                                        ALLIED LIFE FINANCIAL
                                        CORPORATION

                                        By  /s/ Sam Wells
                                          -------------------------------
                                        Name:   Sam Wells
                                        Title:  President

WITNESSED:
/s/ Kathleen A. Brannan
-----------------------



                                        /s/ Wendell P. Crosser
                                        ---------------------------------
                                        Wendell P. Crosser


WITNESSED:
/s/ William D. Whitsell
-----------------------








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